                             ARTICLES OF INCORPORATION
                                         OF
                         NEW FLOW INTERNATIONAL CORPORATION

                                     ARTICLE I

                                        NAME

       The name of the corporation is New Flow International Corporation.


                                     ARTICLE II

                            REGISTERED OFFICE AND AGENT

       The address of the registered office of the "Corporation" is 5000 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104-7078, and the name of the registered agent at such address is PTSGE Corp.


                                    ARTICLE III

                                      PURPOSE

       The Corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under the Washington Business Corporation Act, Title 23B of the Revised Code of Washington, now or hereafter in force (the "Act").

                                     ARTICLE IV

                                   CAPITAL SHARES

       4.1    AUTHORIZED SHARES.   The total number of shares of stock which
the Corporation shall have authority to issue is 30,000,000 shares, which shall consist of 29,000,000 shares of common stock, $.01 par value per share ("Common Shares") and 1,000,000 shares of preferred stock, $.01 par value per share ("Preferred Shares").

       4.2 ISSUANCE OF COMMON STOCK IN SERIES. The common stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions hereof as are stated and expressed herein or in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

              4.2.1 COMMON STOCK. The Common Stock shall consist of 29,000,000 shares. Except as otherwise provided in accordance with these Articles of Incorporation, the Common Shares shall have the unlimited voting rights, with each share being entitled to one vote, and the rights to receive the net assets of the Corporation upon dissolution, with each share participating on a pro rata basis.

       4.3 ISSUANCE OF PREFERRED SHARES. The Board of Directors is hereby authorized from time to time, without shareholder action, to provide for the issuance of Preferred Shares in one or more series not exceeding in the aggregate the number of Preferred Shares authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences, and relative, participating, option, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to Preferred Shares of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Shares of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Shares of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Shares of any series to convert or exchange such Preferred Shares of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

       4.4 FILINGS AND EFFECTIVENESS. Before the Corporation shall issue any Preferred Shares of any series, Articles of Amendment or Restated Articles of Incorporation, fixing the voting powers, designations, preferences, the relative, participating, option, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the Preferred Shares of such series, and the number of Preferred Shares of such series authorized by the Board of Directors to be issued shall be filed with the secretary of state in accordance with the Washington

Business Corporation Act ("WBCA") and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

                                     ARTICLE V

                               NO PREEMPTIVE RIGHT'S

       Shareholders of the Corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the Corporation.


                                     ARTICLE VI

                                     DIRECTORS

       6.1    NUMBER.       The number of directors of the Corporation shall be
fixed in the manner specified by the bylaws of the Corporation.

       6.2    VACANCIES.    Vacancies and newly created directorships resulting
from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, unless for any reason there are no directors in office in which case they shall be filled by a special election by shareholders.

       6.3    CLASSIFICATION OF DIRECTORS.   The directors shall be divided
into three classes, with each class to be as nearly equal in number as possible. The term of office of directors of the first class shall expire at the first annual meeting of shareholders after their election. The term of office of the directors of the second class shall expire at the second annual meeting after their election. The term of office of directors of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification, a number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

                                    ARTICLE VII

                               ELECTION OF DIRECTORS

       Shareholders of the Corporation shall not have the right to cumulate votes in the election of directors.

                                    ARTICLE VIII

                            SPECIAL SHAREHOLDER MEETINGS

       Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

                                     ARTICLE IX

                                AMENDMENT OF BYLAWS

       In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, repeal, alter, amend, and rescind the bylaws of the Corporation by a resolution adopted by a majority of the directors.


                                     ARTICLE X

                          LIMITATION OF DIRECTOR LIABILITY

       A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for:

       (a) Acts or omissions involving intentional misconduct by the director or a knowing violation of law by the director;

       (b) Conduct violating Section 23B.08.310 of the Act (which involves distributions by the Corporation);

       (c) Any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent not prohibited by the Washington Business Corporation Act, as so amended. The provisions of this Article shall be deemed to be a contract with each Director of the Corporation who serves as such at any time while such provisions are in effect, and each such Directors shall be deemed to be serving as such in reliance on the provisions of this Article. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                     ARTICLE XI

                  MERGERS, SHARE EXCHANGES, AND OTHER TRANSACTIONS

       A merger, share exchange, sale of substantially all of the Corporation's assets, or dissolution must be approved by the affirmative vote of two-thirds of the Corporation's outstanding shares entitled to vote, or if separate voting by voting groups is required then by not less than a majority of all the votes entitled to be cast by that voting group.


                                    ARTICLE XII

                                  INDEMNIFICATION

       12.1   DEFINITIONS.   As used in this Article:

              a. "Agent" means an individual who is or was an agent of the Corporation or an individual who, while an agent of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. "Agent" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an agent.

              b. "Corporation" means the Corporation, and any domestic or foreign predecessor entity which, in a merger or other transaction, ceased to exist.

              c. "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, limited liability partnership, trust, employee benefit plan or other enterprise. "Director" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of a director.

              d. "Employee" means an individual who is or was an employee of the Corporation or an individual, while an employee of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, limited liability partnership, trust, employee benefit plan, or other enterprise- "Employee" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an employee.

              e.     "Expenses" include counsel fees.

              f. "Indemnitee" means an individual made a party to a proceeding because the individual is or was a Director, Officer, Employee, or Agent of the Corporation, and who possesses indemnification rights pursuant to these Articles or other corporate action.
       "Indemnitee" includes, unless the context requires otherwise, the spouse, heirs, estate, and personal representative of such individuals.

              g. "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax with respect to an employee benefit plan, or reasonable Expenses incurred with respect to a proceeding.

              h. "Officer" means an individual who is or was an officer of the Corporation (regardless of whether or not such individual was also a Director) or an individual who, while an officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, limited liability company, limited liability partnership, trust, employee benefit plan, or other enterprise. "Officer" includes, unless the context requires otherwise, the spouse, heirs, estate and personal representative of an officer.

              i. "Party" includes an individual who was, is, or is threatened to be named a defendant, respondent or witness in a proceeding.

              j. "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, derivative, criminal, administrative, or investigative, and whether formal or informal.

       12.2 INDEMNIFICATION RIGHTS OF DIRECTORS AND OFFICERS. The Corporation shall indemnify its Directors and Officers to the full extent not prohibited by applicable law now or hereafter in force against liability arising out of a Proceeding to which such individual was made a Party because the individual is or was a Director or an Officer. However, such indemnity shall not apply on account of:

       (a) Acts or omissions of a Director or Officer finally adjudged to be intentional misconduct or a knowing violation of law;

       (b) Conduct of a Director or Officer finally adjudged to be in violation of Section 23B.09.3 10 of the Act relating to distributions by the Corporation; or

       (c) Any transaction with respect to which it was finally adjudged that such Director or Officer personally received a benefit in money, property, or services to which the Director or Officer was not legally entitled.

Subject to the foregoing, it is specifically intended that Proceedings covered by indemnification shall include Proceedings brought by the Corporation (including derivative actions), Proceedings by government entities and governmental officials or other third party actions.

       12.3 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, by action of its Board of Directors from time to time, provide indemnification and pay Expenses in advance of the final disposition of a Proceeding to Employees and Agents of the Corporation who are not also Directors, in each case to the same extent as to a Director with respect to the indemnification and advancement of Expenses pursuant to rights granted under, or provided by, the Act or otherwise.

       12.4 PARTIAL INDEMNIFICATION. If an Indemnitee is entitled to indemnification by the Corporation for some or a portion of Expenses, liabilities, or losses actually and reasonably incurred by Indemnitee in an investigation, defense, appeal or settlement but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses, liabilities or losses to which Indemnitee is entitled.

       12.5 PROCEDURE FOR SEEKING INDEMNIFICATION AND/OR ADVANCEMENT OF EXPENSES. The following procedures shall apply in the absence of (or at the option of the Indemnitee, in lieu thereof), specific procedures otherwise applicable to an Indemnitee pursuant to a contract, trust agreement, or general or specific action of the Board of Directors:

              12.5.1 NOTIFICATION AND DEFENSE OF CLAIM. Indemnitee shall promptly notify the Corporation in writing of any proceeding for which indemnification could be sought under this Article. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

       With respect to any such proceeding as to which Indemnitee has notified the Corporation:

              (a) The Corporation will be entitled to participate therein at its own expense; and

              (b) Except as otherwise provided below, to the extent that it may wish, the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel satisfactory to Indemnitee. Indemnitee's consent to such counsel may not be unreasonably withheld.

              After notice from the Corporation to Indemnitee of its election to assume the defense, the Corporation will not be liable to Indemnitee under this Article for any legal or other Expenses subsequently incurred by Indemnitee in connection with such defense. However, Indemnitee shall continue to have the right to employ its counsel in such proceeding, at Indemnitee's expense; and if:

              (i) The employment of counsel by Indemnitee has been authorized by the Corporation;

              (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of such defense; or

              (iii) The Corporation shall not in fact have employed counsel to assume the defense of such proceeding,

       the fees and Expenses of Indemnitee's counsel shall be at the expense of the Corporation.

              The Corporation shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Corporation or as to which Indemnitee shall reasonably have made the conclusion that a conflict of interest may exist between the Corporation and the Indemnitee in the conduct of the defense.

              12.5.2 INFORMATION TO BE SUBMITTED AND METHOD OF DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION. For the purpose of pursuing rights to indemnification under this Article, the Indemnitee shall submit to the Board a sworn statement requesting indemnification and reasonable evidence of all amounts for which such indemnification is requested (together, the sworn statement and the evidence constitute an "Indemnification Statement").

              Submission of an Indemnification Statement to the Board shall create a presumption that the Indemnitee is entitled to indemnification hereunder, and the Corporation shall, within sixty (60) calendar days thereafter, make the payments requested in the Indemnification Statement to or for the benefit of the Indemnitee, unless: (1) within such sixty
       (60) calendar day period it shall be determined by the Corporation that the Indemnitee is not entitled to indemnification under this Article;
       (2) such determination shall be based upon clear and convincing evidence (sufficient to rebut the foregoing presumption); and (3) the Indemnitee shall receive notice in writing of such determination, which notice shall disclose with particularity the evidence upon which the determination is based.

              The foregoing determination may be made: (1) by the Board of Directors by majority vote of a quorum of Directors who are not at the time parties to the proceedings;

       (2) if a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate) consisting solely of two (2) or more Directors not at the time parties to the proceeding; (3) by special legal counsel; or (4) by the shareholders as provided by Section 23B.08.550 of the Act.

              Any determination that the Indemnitee is not entitled to indemnification, and any failure to make the payments requested in the Indemnification Statement, shall be subject to judicial review by any court of competent jurisdiction.

              12.5.3 SPECIAL PROCEDURE REGARDING ADVANCE FOR EXPENSES. An Indemnitee seeking payment of Expenses in advance of a final disposition of the proceeding must furnish the Corporation, as part of the Indemnification Statement:

                     (a) A written affirmation of the Indemnitee's good faith belief that the Indemnitee has met the standard of conduct required to be eligible for indemnification; and

                     (b) A written undertaking, constituting an unlimited general obligation of the Indemnitee, to repay the advance if it is ultimately determined that the Indemnitee did not meet the required standard of conduct.

              Upon satisfaction of the foregoing the Indemnitee shall have a contractual right to the payment of such Expenses.

              12.5.4 SETTLEMENT. The Corporation is not liable to indemnify Indemnitee for any amounts paid in settlement of any proceeding without the Corporation's written consent. The Corporation shall not settle any proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee may unreasonably withhold its consent to a proposed settlement.

       12.6.  CONTRACT AND RELATED RIGHTS.

              12.6.1 CONTRACT RIGHTS. The right of an Indemnitee to indemnification and advancement of Expenses is a contract right upon which the Indemnitee shall be presumed to have relied in determining to serve or to continue to serve in his or her capacity with the Corporation. Such right shall continue as long as the Indemnitee shall be subject to any possible proceeding. Any amendment to or repeal of this Article shall not adversely affect any right or protection of an Indemnitee with respect to any acts or omissions of such Indemnitee occurring prior to such amendment or repeal.

              12.6.2 OPTIONAL INSURANCE, CONTRACTS, AND FUNDING. The Corporation may:

                     (a) Maintain insurance, at its expense, to protect itself and any Indemnitee against any liability, whether or not the Corporation would have power to indemnify the individual against the same liability under Section 23B.08.510 or .520 of the Act;

                     (b) Enter into contracts with any Indemnitee in furtherance of this Article and consistent with the Act; and

                     (c) Create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

              12.6.3 SEVERABILITY. If any provision or application of this Article shall be invalid or unenforceable, the remainder of this Article and its remaining applications shall not be affected thereby, and shall continue in full force and effect.

              12.6.4 RIGHT OF INDEMNITEE TO BRING SUIT. If (1) a claim under this Article for indemnification is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation; or (2) a claim under this Article for advancement of Expenses is not paid in full by the Corporation within twenty (20) days after a written claim has been received by the Corporation, then the Indemnitee may, but need not, at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the extent successful in whole or in part, the Indemnitee shall be entitled to also be paid the expense (to be proportionately prorated if the Indemnitee is only partially successful) of prosecuting such claim. Neither (1) the failure of the Corporation (including its Board of Directors, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such proceeding that indemnification or reimbursement or advancement of Expenses to the Indemnitee is proper in the circumstances; nor (2) an actual determination by the Corporation (including its Board of Directors, its shareholders, or independent legal counsel that the Indemnitee is not entitled to indemnification or to the reimbursement or advancement of Expenses, shall be a defense to the proceeding or create a presumption that the Indemnitee is not so entitled.

              12.6.5 NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of Expenses incurred in defending a Proceeding in advance of its final disposition granted in this Article shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any statute, provision of this Article or the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The Corporation shall have the express right to grant additional indemnity without seeking further approval or satisfaction by the shareholders. All applicable indemnity provisions and any applicable law shall be interpreted and applied so as to provide an Indemnitee with the broadest but nonduplicative indemnity to which he or she is entitled.

       12.7 CONTRIBUTION. If the indemnification provided in Section 12.2 of this Article is not available to be paid to Indemnitee for any reason other than those set forth in subparagraphs 12.2(a), 12.2(b), and 12.2(c) of Section 12.2 of this Article (for example, because indemnification is held to be against public policy even though otherwise permitted under Section 12.2) then in respect of any proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such proceeding), the Corporation shall contribute to the amount of loss paid or payable by Indemnitee in such proportion as is appropriate to reflect:

                     The relative benefits received by the Corporation on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose, and

                     The relative fault of the Corporation on the one hand and the Indemnitee on the other hand in connection with the events which resulted in such loss, as well as any other relevant equitable consideration.

       The relative benefits received by and fault of the Corporation on the one hand and the Indemnitee on the other shall be determined by a court of appropriate jurisdiction (which may be the same court in which the proceeding took place) with reference to, among other things, the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such loss. The Corporation agrees that it would not be just and equitable if a contribution pursuant to this Article was determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

       12.8 EXCEPTIONS. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of these Articles to indemnify or advance Expenses to Indemnitee with respect to any Proceeding.

              12.8.1 CLAIMS INITIATED BY INDEMNITEE. Initiated or brought voluntarily by Indemnitee and not by way of defense, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate. Notwithstanding the foregoing, the Corporation shall provide indemnification including the advancement of Expenses with respect to Proceedings brought to establish or enforce a right to indemnification under these Articles or any other statute or law or as otherwise required under the statute.

              12.8.2 LACK OF GOOD FAITH.   Instituted by Indemnitee to enforce
       or interpret this Article, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous.

              12.8.3 INSURED CLAIMS.       For which any of the Expenses or
       liabilities for indemnification is being sought have been paid directly to Indemnitee by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Corporation.

              12.8.4 PROHIBITED BY LAW.    If the Corporation is prohibited by
       the Act or other applicable law as then in effect from paying such indemnification and/or advancement of Expenses. For example, the Corporation and Indemnitee acknowledge that the Securities and Exchange Commission ("SEC") has taken the position that indemnification is not possible for liabilities arising under certain federal securities laws. Indemnitee understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation's right to indemnify Indemnitee.

       12.9 SUCCESSORS AND ASSIGNS. All obligations of the Corporation to indemnify any Director or Officer shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or otherwise by operation of law).
The Corporation shall not effect any sale of substantially all of its assets, merger, consolidation, or other reorganization, in which it is not the surviving entity, unless the surviving entity agrees in writing to assume all such obligations of the Corporation.


                                    ARTICLE XIII

                    CORPORATION'S ACQUISITION OF ITS OWN SHARES

       The Corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal with and in its own shares. As a specific modification of Section 23B.06.310 of the Act, pursuant to the authority in
Section 23B.02.020(5)(c) of the Act, to include provisions related to the management of the business and the regulation of the affairs of the Corporation, shares of the Corporation's stock acquired by it pursuant to this Article shall be considered "Treasury Stock" and so held by the Corporation. The shares so acquired by the Corporation shall not be considered as authorized and unissued but rather as authorized, issued, and held by the Corporation. The shares, so acquired shall not be regarded as cancelled or as a reduction to the authorized capital of the Corporation unless specifically so designated by the Board of Directors in an amendment to these Articles of Incorporation. The provisions of this Article do not alter or effect the status of the Corporation's acquisition of its shares as a "distribution" by the Corporation as defined in Section 23B.01.400(6) of the Act, nor alter or effect the limitations on distributions by the Corporation as set forth in Section 23B.06.400 of the Act. Any shares so acquired by the Corporation, unless otherwise specifically designated by the Board of Directors, at the time of acquisition, shall be considered on subsequent disposition, as transferred rather than reissued. Nothing in this Article limits or restricts the right of the Corporation to resell or otherwise dispose of any of its shares previously acquired for such consideration and according to such procedures as established by the Board of Directors.

       The undersigned has signed these Articles of Incorporation as of September 30, 1998.


                                                 -----------------------------
                                                 Christopher H. Cunningham
                                                 Incorporator